Exhibit 99.1

Contact:  Michael R. Sand,
          President & CEO
          Dean J. Brydon, CFO
          (360) 533-4747
           www.timberlandbank.com

            Timberland Bancorp Announces Fiscal Second Quarter Results
                        Non-Performing Assets Decrease
                      Capital Ratios Remain Very Strong
                        *  Risk Based Capital of 15.31%
                        *  Tier 1 Capital of 11.27%


HOQUIAM, WA - April 30, 2010 -- Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported a net loss for the three months ended March 31, 2010 of $(3.18 million) after recording a $5.20 million provision for loan losses during the quarter and recognizing a $1.56 million other than temporary impairment ("OTTI") charge on investment securities. Net loss to common shareholders after adjusting for the preferred stock dividend and the preferred stock discount accretion was $(3.44 million), or $(0.51) per diluted common share. This compares to a net loss to common shareholders of $(35,000), or $(0.01) per diluted common share for the quarter ended December 31, 2009 and a net loss to common shareholders of $(1.60 million), or $(0.24) per diluted common share, for the quarter ended March 31, 2009.

Fiscal Second Quarter 2010 Highlights:
  * Capital levels remain very strong: Total Risk Based Capital of 15.31%; Tier 1 Leverage Capital Ratio of 11.27%; Tangible Capital to Tangible Assets Ratio of 10.93%
  *    Non-performing assets decreased by $2.6 million during the quarter
  * Non-performing assets to total assets ratio decreased to 5.95% at March 31, 2010 from 6.37% at December 31, 2009
  * Construction and land development loans decreased 37% year over year and 15% during the quarter
  * Loan loss reserves increased to 3.0% of loans receivable and loans held for sale
  *    Net interest margin remained strong at 3.93% for the current quarter
  *    Deposits increased 9% year over year
  * N.O.W. checking account balances increased to 26% of deposits compared to 19% of deposits one year prior

"We have continued to improve the risk profile of the Bank by reducing our exposure to construction related credits; particularly those involving a speculative component. At quarter end multi-family construction, speculative construction and land development loans represented only 1.1%, 1.7% and 2.6% of the loan portfolio respectively," said Michael Sand President and CEO.

"The Timberland franchise continues to generate strong core revenues, strong deposit growth from local customers and an above average net interest margin. In addition, capital ratios remain very strong," continued Sand.

"Nearly half of the provision for loan losses this quarter was due to the re-appraisals of two condominium projects and a land developer's properties in King County, Washington," Sand noted. Additional exposure to these types of properties is limited since such properties now represent a minimal percentage of the Bank's loan portfolio.

"The value of certain property types in the Northwest economy have been adversely affected during this economic cycle, however values appear to be stabilizing. We are seeing signs of strength in property segments that have previously been under considerable stress," Sand continued. "For example, a subdivision in Clark County in which we have a participation interest closed ten sales and has 13 pending sales (out of 97 available lots) since the first of the year. Prices on the closed sales have averaged substantially above our book value which is based on a 2009 appraisal that projected a four-year absorption period. Recent sales activity suggests a much shorter absorption period. At the end of March we listed our 78 lot Richland, Washington OREO subdivision and in less than 30 days had accepted four full price offers for lots, again at prices substantially above book values. These are encouraging signs that suggest firming property values in these markets," commented Sand.

Timberland Q2 Earnings
April 30, 2010
Page 2

The increased OTTI expense realized this quarter was primarily the result of using an updated third party model incorporating harsher assumptions to evaluate the projected cash flows of certain private label mortgage backed securities in the Bank's securities portfolio. The Bank has significantly reduced its exposure to private label mortgage backed securities that were acquired through the in-kind redemption from the AMF family of mutual funds in June 2008. The Bank has reduced its balance of private label mortgage backed securities to $5.7 million from the June 2008 balance of $15.3 million.

Capital Ratios and Asset Quality

Timberland Bancorp remains very well capitalized with a total risk-based capital ratio of 15.31%, a Tier 1 leverage capital ratio of 11.27% and a tangible capital to tangible assets ratio of 10.93% at March 31, 2010.

The non-performing assets ("NPAs") to total assets ratio decreased to 5.95% at March 31, 2010 from 6.37% at December 31, 2009. During the quarter ended March 31, 2010 net charge-offs totaled $3.44 million compared to $1.84 million during the quarter ended December 31, 2009. Timberland recorded a $5.20 million provision to its allowance for loan losses during the current quarter compared to a provision of $2.60 million for the immediately prior quarter. Approximately $4.1 million of the $5.2 million provision for the current quarter was associated with updated appraisals received on properties represented by five relationships; three of which involve properties in King County, one is related to a property in Kitsap County and one is related to a property in Pierce County, Washington. The allowance for loan losses totaled $16.7 million at March 31, 2010, or 3.00% of loans receivable and loans held for sale compared to $14.9 million, or 2.66% of loans receivable and loans held for sale at December 31, 2009 and $12.0 million, or 2.13% of loans receivable and loans held for sale one year ago.

Non-performing loans ("NPLs") decreased 24% to $26.4 million at March 31, 2010 from $34.6 million at December 31, 2009 and were comprised of 65 loans and 43 credit relationships. NPLs were comprised of the following at March 31, 2010:
  * 27 land loans totaling $7.78 million (of which the largest had a balance of $844,000)
  * Six land development loans totaling $6.64 million (of which the largest had a balance of $2.34 million)
  * Four commercial real estate loans totaling $3.47 million (of which the largest had a balance of $2.84 million)
  * 12 single family home loans totaling $2.69 million (of which the largest had a balance of $756,000)
  * Six single family speculative home loans totaling $2.45 million (of which the largest had a balance of $775,000)
  * Two condominium construction loans totaling $2.13 million (of which the largest had a balance of $1.80 million)
  * Two single family construction loans totaling $991,000 (of which the largest had a balance of $800,000)
  *    One commercial business loan with a balance of $78,000
  *    Three home equity loans totaling $70,000
  *    Two consumer loans totaling $63,000

Net charge-offs totaled $3.44 million during the quarter ended March 31, 2010 and were comprised of the following:
  * $1.05 million on two condominium construction loans upon receipt of updated appraisals of the collateral
  * $915,000 on a mini storage facility upon receipt of an updated appraisal of the collateral
  * $770,000 on ten land loans upon receipt of updated appraisals of the collateral
  *    $379,000 on two single family construction loans
  * $164,000 on a land development loan upon receipt of an updated appraisal of the collateral
  *    $66,000 on two single family speculative construction loans
  *    $55,000 on two home equity loans
  *    $36,000 on two single family home loans
  *    $5,000 on two consumer loans

Other real estate owned ("OREO") and other repossessed items increased to $13.5 million at March 31, 2010 from $8.1 million at December 31, 2009 primarily as a result of acquiring a condominium project in King County, Washington. Gaining control of the project will allow us to manage the timely liquidation of the units. This project represents $3.2 million of the total OREO portfolio. At March 31, 2010 the OREO portfolio consisted of 29 individual properties and three other repossessed assets representing 25 relationships. The properties consisted of two condominium projects totaling $4.2 million, three land development projects totaling $4.2 million, 12 single family homes totaling $3.5 million, two commercial real estate properties
totaling $951,000 and ten land parcels totaling $508,000.   During the quarter
ended March 31, 2010 three OREO properties totaling $721,000 were sold for a net gain of $67,000. In addition to these sales, ten residential building lots were sold in the Clark County OREO subdivision previously mentioned. At quarter end, six OREO properties with a combined book value of

Timberland Q2 Earnings
April 30, 2010
Page 3

$1.01 million were under sales contracts with anticipated closings in April and May 2010. In addition to these properties, sales were pending in the Clark County and Richland, Washington plats previously mentioned.


Balance Sheet Management

Total assets increased by 1% to $724.8 million at March 31, 2010 from $716.5 million at December 31, 2009. The increase in total assets was primarily the result of a $10.2 million increase in cash equivalents and certificates of deposits ("CD's") held for investment. "We continue to build and maintain a high level of liquidity, both on balance sheet and through off-balance sheet sources," said Dean Brydon, Chief Financial Officer. Liquidity as measured by cash equivalents, CDs held for investment and available for sale investments securities increased to 16.5% of liabilities at March 31, 2010 from 15.2% at December 31, 2009 and 11.8% one year ago.

Loans receivable and loans held for sale decreased by 1% to $555.3 million at March 31, 2010 from $562.1 million at December 31, 2009. "The mix of loans in our portfolio continues to improve," said Brydon. "Overall, we have reduced our total exposure to construction and land development loans by 15% during the last quarter and by 37% from one year ago." During the current quarter the one-to-four family speculative construction portfolio decreased by 20%, the land development portfolio decreased by 15% and the multi-family construction portfolio decreased by 68%.


LOAN PORTFOLIO
($ in thousands)         March 31, 2010      Dec. 31, 2009     March 31, 2009
                        Amount   Percent   Amount   Percent   Amount   Percent
                        ------   -------   ------   -------   ------   -------
Mortgage Loans:
  One-to-four family   $113,295     20%   $112,678     19%   $120,519     20%
  Multi-family           33,236      6      27,833      5      22,472      4
  Commercial            198,171     34     197,614     34     164,778     27
  Construction and
   land development     100,938     18     118,552     20     160,980     27
  Land                   63,856     11      65,159     11      67,388     11
                       --------    ---    --------    ---    --------    ---
    Total mortgage
     loans              509,496     89     521,836     89     536,137     89

Consumer Loans:
  Home equity and
   second mortgage       39,303      7      40,212      7      43,948      7
  Other                   9,477      1       9,449      2      10,767      2
                       --------    ---    --------    ---    --------    ---
    Total consumer
     loans               48,780      8      49,661      9      54,715      9

Commercial business
 loans                   18,173      3      13,023      2      15,624      2
                       --------    ---    --------    ---    --------    ---
Total loans             576,449    100%    584,520    100%    606,476    100%
                                   ===                ===                ===
Less:
  Undisbursed portion
   of construction
   loans in process     (18,824)           (20,096)           (37,543)
  Unearned income        (2,286)            (2,337)            (2,511)
  Allowance for loan
   losses               (16,687)           (14,931)           (12,049)
                       --------           --------           --------
Total loans receivable,
 net                   $538,652           $547,156           $554,373
                       ========           ========           ========


CONSTRUCTION LOAN COMPOSITION
($ in thousands)     March 31, 2010      Dec. 31, 2009       March 31, 2009
                             Percent             Percent             Percent
                             of Loan             of Loan             of Loan
                    Amount   Portfolio   Amount  Portfolio   Amount  Portfolio
                    ------   ---------   ------  ---------   ------  ---------
Custom and owner/
 builder           $ 29,101      5%     $ 32,014      6%    $ 35,061     6%
Speculative          10,070      2        12,523      2       24,393     4
Commercial real
 estate              40,369      7        36,890      6       47,642     8
Multi-family
 (including
 condominium)         6,135      1        19,084      3       29,979     5
Land development     15,263      3        18,041      3       23,905     4
                   --------     --      --------     --     --------    --
  Total
   construction
   loans           $100,938     18%     $118,552     20%    $160,980    27%
                   ========     ==      ========     ==     ========    ==

Timberland Q2 Earnings
April 30, 2010
Page 4

Total loan originations were $42.3 million for the quarter ended March 31, 2010 compared to $54.1 million for the preceding quarter and $98.3 million for the comparable quarter one year ago. Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset liability management purposes and to generate non-interest income. During the quarter ended March 31, 2010, $13.5 million one-to-four family fixed-rate mortgage loans were sold on the secondary market compared to $18.9 million for the preceding quarter and $61.1 million for the quarter ended one year ago.

Timberland's investment securities decreased by $800,000 during the quarter to $18.2 million at March 31, 2010 from $19.0 million at December 31, 2009, primarily as a result of impairment related write-downs, prepayments and regular amortization. During the quarter ended March 31, 2010, other-than-temporary-impairment ("OTTI") credit related write-downs of $1.6 million were recorded on the private label mortgage-backed securities that were acquired in the in-kind redemption from the AMF family of mutual funds in June 2008. At March 31, 2010 the Bank's remaining private label mortgage-backed securities portfolio totaled $5.7 million.

DEPOSIT BREAKDOWN
($ in thousands)

                         March 31, 2010     Dec. 31, 2009      March 31, 2009
                        Amount   Percent   Amount   Percent   Amount   Percent
                        ------   -------   ------   -------   ------   -------
Non-interest bearing   $ 49,870      9%   $ 50,525       9%  $ 53,783     11%
N.O.W. checking         141,119     26     133,510      25     95,093     19
Savings                  64,800     12      61,697      11     54,525     11
Money market             57,716     10      63,965      12     62,940     12
Certificates of
 deposit under $100     144,957     26     136,838      25    139,863     28
Certificates of deposit
 $100 and over           89,262     16      90,478      17     73,703     14
Certificates of deposit
 - brokered               4,000      1       4,000       1     25,991      5
                       --------    ---    --------     ---   --------    ---
  Total deposits       $551,724    100%   $541,013     100%  $505,898    100%
                       ========    ===    ========     ===   ========    ===

Total deposits increased by 2% to $551.7 million at March 31, 2010, from $541.0 million at December 31, 2009 primarily as a result of a $7.6 million increase in N.O.W. checking account balances, a $6.9 million increase in CD account balances and a $3.1 million increase in savings account balances. These increases were partially offset by a $6.2 million decrease in money market account balances. Timberland held no true brokered funds in its deposit base at March 31, 2010. The $4.0 million in deposite noted on the balance sheet as brokered deposits consisted of reciprocal deposits exchanged through the Certificate of Deposits Account Registry Service ("CDARS") program.

Total shareholders' equity decreased $2.34 million to $84.87 million at March 31, 2010, from $87.21 million at December 31, 2009. The decrease in equity was primarily a result of the net loss for the quarter, which was partially offset by a reduction in the accumulated other comprehensive loss equity component. Timberland continues to remain very well capitalized with a total risk based capital ratio of 15.31% and a Tier 1 leverage capital of 11.27%. Book value per common share was $9.82 and tangible book value per common share was $8.93 at March 31, 2010.


Operating Results

Fiscal second quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges), decreased by 10% to $8.4 million compared to $9.3 million in the comparable quarter one year ago and decreased by 2% from $8.7 million for the immediately prior quarter. The decrease was primarily the result of decreased non-interest income, which was partially offset by an increase in net interest income. Decreased gains on sale of loans as mortgage banking activity slowed, was primarily responsible for the decline in non-interest income. Also affecting the comparison to the comparable quarter a year ago was a $134,000 non-recurring gain on the Bank's investment in bank owned life insurance ("BOLI") recorded during the quarter ended March 31, 2009. For the first six months of fiscal 2010, operating

Timberland Q2 Earnings
April 30, 2010
Page 5

revenue (excluding OTTI charges) decreased by 4.1% to $17.1 million compared to $17.8 million for the first six months of fiscal 2009 primarily due to decreased gains on sale of loan and decreased BOLI income.

Net interest income before the provision for loan losses increased slightly to $6.45 million for the quarter ended March 31, 2010, from $6.42 million for the comparable quarter one year ago with interest and dividend income decreasing by 7% and interest expense decreasing by 20%. The increase in net interest income was primarily due to a decrease in funding costs and an increased level of average interest earnings assets for the current quarter. In spite of the challenging interest rate environment, Timberland's net interest margin remained strong at 3.93% for the current quarter compared to 3.94% for the quarter ended December 31, 2009 and 4.06% for the quarter one year ago. The net interest margin was reduced by approximately 10 basis points for the quarter ended March 31, 2010 by the reversal of interest income on loans placed on non-accrual during the quarter. For the first six months of fiscal 2010, net interest income before the provision for loan losses decreased slightly to $12.84 million compared to $12.88 million for the first six months of fiscal 2009. Timberland's net interest margin for the first six months of fiscal 2010 was 3.94% compared to 4.12% for the first six months of fiscal 2009.

Timberland recorded a $5.2 million provision to its allowance for loan losses for the quarter ended March 31, 2010, compared to $2.6 million in the preceding quarter and $5.2 million in the comparable quarter one year prior. For the first six months of fiscal 2010, the provision for loan losses totaled $7.8 million compared to $6.5 million in the first six months of fiscal 2009. Net charge-offs for the quarter ended March 31, 2010 totaled $3.4 million compared to $1.8 million for the quarter ended December 31, 2009 and $1.2 million for the quarter ended March 31, 2009. Year to date, net charge-offs were $6.2 million compared to $2.4 million in the first six months of fiscal 2009.

Total operating (non-interest) expenses increased by 23% to $6.69 million for the second fiscal quarter from $5.44 million from the comparable quarter one year ago and increased by 22% from $5.50 million for the immediately prior quarter. Increased insurance expenses and increased OREO related expenses accounted for the majority of the increased expense. A non-recurring accrual adjustment increased the FDIC insurance expense by $503,000 for the quarter ended March 31, 2010. Without this non-recurring adjustment the FDIC insurance expense would have been $303,000 for current quarter compared to $99,000 for comparable quarter one year ago. The Company's general liability insurance (including D&O coverage) expense increased by $89,000 for the current quarter compared to the comparable quarter one year ago. OREO related expenses increased by $245,000 to $344,000 for the current quarter compared to $99,000 for the quarter ended March 31, 2009. The increased OREO expenses for the current quarter were primarily a result of valuation write-downs based on updated appraisals received for several Bank owned properties. Partially offsetting these increases was a change in the Bank's vacation policy which reduced salaries and employee benefit expenses by approximately $177,000 during the current quarter. Year to date, total operating expenses increased by 11% to $12.19 million from $10.98 million for the first half of fiscal 2009.

About Timberland Bancorp, Inc.
Timberland Bancorp operates 22 branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Chehalis, Winlock, and Toledo.

Timberland Q2 Earnings
April 30, 2010
Page 6

TIMBERLAND BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS                Three Months Ended
($ in thousands, except per share amounts)   March 31,   Dec. 31,   March. 31,
(unaudited)                                      2010       2009         2009
                                             --------    -------    ---------
  Interest and dividend income
  Loans receivable                           $ 8,832    $ 9,065      $ 9,419
  Investments and mortgage-backed securities     239        216          347
  Dividends from mutual funds                      9          9            9
  Federal funds sold                              --         --            5
  Interest bearing deposits in banks              77         51           21
                                             -------    -------      -------
    Total interest and dividend income         9,157      9,341        9,801

  Interest expense
  Deposits                                     1,958      2,077        2,385
  FHLB advances and other borrowings             753        873          999
                                             -------    -------      -------
    Total interest expense                     2,711      2,950        3,384
                                             -------    -------      -------
    Net interest income                        6,446      6,391        6,417

  Provision for loan losses                    5,195      2,600        5,176
                                             -------    -------      -------
    Net interest income after provision
     for loan losses                           1,251      3,791        1,241

  Non-interest income

  OTTI loss, net                              (1,556)      (320)        (964)
  Realized loss on investment securities          (1)       (16)         (29)
  Service charges on deposits                  1,022      1,130        1,009
  Gain on sale of loans, net                     300        449        1,022
  Bank owned life insurance ("BOLI") net
   earnings                                      115        134          256
  Servicing income on loans sold                  25         29           21
  Valuation allowance on mortgage servicing
   rights ("MSRs")                               (22)        --           --
  ATM transaction fees                           386        362          306
  Other                                          161        201          291
                                             -------    -------      -------
    Total non-interest income                    430      1,969        1,912

  Non-interest expense
  Salaries and employee benefits               2,921      2,981        2,826
  Premises and equipment                         702        701          696
  Advertising                                    220        172          229
  OREO and other repossessed items expense,
   net                                           344         50           99
  ATM expenses                                   171        155          161
  FDIC insurance                                 806        200           99
  Postage and courier                            142        128          126
  Amortization of core deposit intangible         48         48           54
  State and local taxes                          153        141          154
  Professional fees                              196        172          213
  Other                                          989        750          785
                                             -------    -------      -------
    Total non-interest expense                 6,692      5,498        5,442

  Income (loss) before income taxes           (5,011)       262       (2,289)
  Provision (benefit) for income taxes        (1,833)        38         (896)
                                             -------    -------      -------
    Net income (loss)                        $(3,178)   $   224      $(1,393)
                                             =======    =======      =======

  Preferred stock dividends                  $   208    $   208      $   208

Timberland Q2 Earnings
April 30, 2010
Page 7

  Preferred stock discount accretion              52         51           --
                                             -------    -------      -------
  Net loss to common shareholders            $(3,438)   $   (35)     $(1,601)
                                             =======    =======      =======

  Loss per common share:
    Basic                                    $ (0.51)   $ (0.01)     $ (0.24)
    Diluted                                  $ (0.51)   $ (0.01)     $ (0.24)
  Weighted average common shares outstanding:
    Basic                                  6,713,958  6,709,985    6,614,216
    Diluted                                6,713,958  6,709,985    6,614,216

Timberland Q2 Earnings
April 30, 2010
Page 8


TIMBERLAND BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS                  Six Months Ended
($ in thousands, except per share)                March 31,      March 31,
(unaudited)                                           2010           2009
                                                  --------       --------
Interest and dividend income
Loans receivable                                  $17,897        $18,989
Investments and mortgage-backed securities            456            760
Dividends from mutual funds and FHLB stock             18             19
Federal funds sold                                     --             28
Interest bearing deposits in banks                    128             30
                                                  -------        -------
  Total interest and dividend income               18,499         19,826

Interest expense
Deposits                                            4,036          4,882
FHLB advances and other borrowings                  1,626          2,064
                                                  -------        -------
  Total interest expense                            5,662          6,946
                                                  -------        -------
  Net interest income                              12,837         12,880

Provision for loan losses                           7,795          6,491
                                                  -------        -------
  Net interest income after provision for loan
   losses                                           5,042          6,389

Non-interest income

OTTI loss, net                                     (1,876)        (2,134)
Realized loss on investment securities                (17)           (29)
Service charges on deposits                         2,152          2,159
Gain on sale of loans, net                            749          1,303
BOLI net earnings                                     249            378
Servicing income on loans sold                         54             54
Valuation allowance on MSR's                          (22)            --
ATM transaction fees                                  747            594
Other                                                 363            493
                                                  -------        -------
  Total non-interest income                         2,399          2,818

Non-interest expense
Salaries and employee benefits                      5,902          5,899
Premises and equipment                              1,403          1,359
Advertising                                           392            420
OREO and other repossessed items expense, net         395            160
ATM expenses                                          326            286
FDIC insurance                                      1,005            186
Postage and courier                                   270            244
Amortization of core deposit intangible                95            109
State and local taxes                                 294            297
Professional fees                                     368            348
Other                                               1,740          1,669
                                                  -------        -------
  Total non-interest expense                       12,190         10,977

Loss before income taxes                           (4,749)        (1,770)
Provision (benefit) for income taxes               (1,795)          (739)
                                                  -------        -------
  Net loss                                        $(2,954)       $(1,031)
                                                  =======        =======

Preferred stock dividends                         $   416        $   227
Preferred stock discount accretion                    103             --
                                                  -------        -------

Timberland Q2 Earnings
April 30, 2010
Page 9

Net loss to common shareholders                   $(3,473)       $(1,258)
Loss per common share:
  Basic                                           $ (0.52)       $ (0.19)
  Diluted                                         $ (0.52)       $ (0.19)
Weighted average common shares outstanding:
  Basic                                         6,711,950      6,592,257
  Diluted                                       6,711,950      6,592,257

Timberland Q2 Earnings
April 30, 2010
Page 10

TIMBERLAND BANCORP, INC.
CONSOLIDATED BALANCE SHEET
($ in thousands, except per share amounts)
 (unaudited)                              March 31,     Dec. 31,     March 31,
Assets                                        2010         2009          2009
                                          --------     --------      --------
Cash equivalents:
  Cash and due from financial
   institutions                           $  9,883     $ 11,676      $ 10,001
  Interest-bearing deposits in other
   banks                                    65,574       57,250        46,892
                                          --------     --------      --------
                                            75,457       68,926        56,893

Certificate of deposits ("CDs") held for
 investment                                 18,108       14,442            --

Investments and mortgage-backed securities:
  Held to maturity                           5,982        6,413        10,726
  Available for sale                        12,225       12,594        14,563
FHLB stock                                   5,705        5,705         5,705
                                          --------     --------      --------
                                            23,912       24,712        30,994

Loans receivable                           554,880      559,153       558,644

Loans held for sale                            459        2,934         7,778
Less: Allowance for loan losses            (16,687)     (14,931)      (12,049)
                                          --------     --------      --------
Net loans receivable                       538,652      547,156       554,373

Accrued interest receivable                  2,996        2,997         2,913
Premises and equipment                      17,751       17,951        17,698
OREO and other repossessed items            13,477        8,119         2,827
BOLI                                        13,158       13,042        13,280
Goodwill                                     5,650        5,650         5,650
Core deposit intangible                        659          707           863
Mortgage servicing rights, net               2,678        2,691         1,912
Other assets                                12,278       10,073         5,601
                                          --------     --------      --------
Total Assets                              $724,776     $716,466      $693,004
                                          ========     ========      ========


Liabilities and Shareholders' Equity
Non-interest-bearing deposits             $ 49,870     $ 50,525      $ 53,783
Interest-bearing deposits                  501,854      490,488       452,115
                                          --------     --------      --------
  Total deposits                           551,724      541,013       505,898

FHLB advances                               75,000       75,000        95,000
Federal Reserve Bank advances               10,000       10,000            --
Other borrowings: repurchase agreements        445          622           689
Other liabilities and accrued expenses       2,738        2,625         3,074
                                          --------     --------      --------
Total Liabilities                          639,907      629,260       604,661
                                          --------     --------      --------

Shareholders' Equity
Preferred stock - $.01 par value;
 1,000,000 shares authorized;               15,657       15,605        15,437
  16,641 shares, Series A, issued and
   outstanding
  Series A shares: $1,000 per share
   liquidation value
Common stock - $.01 par value; 50,000,000
 shares authorized;                         10,357       10,343        10,301
  7,045,036 shares issued and outstanding
Unearned shares- Employee Stock Ownership
 Plan                                       (2,379)      (2,446)       (2,644)
Retained earnings                           62,098       65,607        66,775
Accumulated other comprehensive loss          (864)      (1,903)       (1,526)
                                          --------     --------      --------
Total Shareholders' Equity                  84,869       87,206        88,343
                                          --------     --------      --------
Total Liabilities and Shareholders'
 Equity                                   $724,776     $716,466      $693,004
                                          ========     ========      ========

Timberland Q2 Earnings
April 30, 2010
Page 11

KEY FINANCIAL RATIOS AND DATA
($ in thousands, except per share amounts) (unaudited)


                                                 Three Months Ended
                                        ------------------------------------
                                        March 31,      Dec. 31,     March 31,
                                            2010          2009          2009
                                        --------       -------      --------
PERFORMANCE RATIOS:
Return (loss) on average assets (a)       (1.78)%         0.13%        (0.82)%
Return (loss) on average equity (a)      (14.56)%         1.02%        (6.10)%
Net interest margin (a)                     3.93%         3.94%          4.06%
Efficiency ratio                           97.32%        65.77%         65.34%
Core efficiency ratio (b)                  68.46%        62.10%         56.74%


                                                   Six Months Ended
                                        ------------------------------------
                                        March 31,                   March 31,
                                            2010                        2009
                                        --------                    --------
Return (loss) on average assets (a)       (0.84)%                      (0.31)%
Return (loss) on average equity (a)       (6.75)%                      (2.46)%
Net interest margin (a)                     3.94%                        4.12%
Efficiency ratio                           80.01%                       69.93%
Core efficiency ratio (b)                  65.44%                       59.95%


                                        March 31,      Dec. 31,     March 31,
                                            2010          2009          2009
                                        --------       -------      --------
ASSET QUALITY RATIOS:
Non-performing loans                     $26,351       $34,563        $19,867
Non-performing investment securities       3,262         2,976            310
OREO and other repossessed assets         13,477         8,119          2,827
                                         -------       -------        -------
Total non-performing assets              $43,090       $45,658        $23,004

Non-performing assets to total assets (c)   5.95%         6.37%          3.32%
Allowance for loan losses to non-
 performing loans                             63%           43%            61%
Allowance for loan losses to net loans
 receivable                                 3.00%         2.66%          2.13%
Troubled debt restructured loans (d)     $18,623       $ 9,799        $    --
Past due 90 days and still accruing      $ 5,216       $ 6,299        $    --

CAPITAL RATIOS:
Tier 1 leverage capital                    11.27%        11.95%         12.47%
Tier 1 risk based capital                  14.04%        14.63%         15.01%
Total risk based capital                   15.31%        15.90%         16.27%
Tangible capital to tangible assets        10.93%        11.39%         11.92%

BOOK VALUES:
Book value per common share               $ 9.82       $ 10.16        $ 10.74
Tangible book value per common share (e)  $ 8.93       $  9.26        $  9.79

------------------
(a)  Annualized
(b) Calculation excludes OTTI losses, OREO expenses, realized losses on investment securities, valuation allowance on MSRs and amortization of CDI. For the periods ending March 31, 2010 the non-recurring FDIC insurance expense accrual adjustment ($512) has also been excluded.
(c) Non-performing assets include non-accrual loans, non-accrual investment securities, and other real estate owned and other repossessed assets
(d) At December 31, 2009 all troubled debt restructured loans were on non-accrual status and included in total non-performing loans. At March 31, 2010, $10,265 of the $18,623 in troubled debt restructured loans were on non-accrual status and included in total non-performing loans.
(e) Calculation subtracts goodwill and core deposit intangible from the equity component

Timberland Q2 Earnings
April 30, 2010
Page 12

AVERAGE BALANCE SHEET:                          Three Months Ended
                                        ------------------------------------
                                        March 31,      Dec. 31,     March 31,
                                            2010          2009          2009
                                        --------       -------      --------
Average total loans                     $562,335      $561,378      $568,981
Average total interest-earning
 assets (a)                              655,357       648,716       632,479
Average total assets                     712,205       701,614       678,750
Average total interest-bearing deposits  496,148       474,898       434,896
Average FHLB advances and other
 borrowings                               76,561        85,537        97,786
Average shareholders' equity              87,333        87,756        91,368

                                                  Six Months Ended
                                        ------------------------------------
                                        March 31,                   March 31,
                                            2010                        2009
                                        --------                    --------
Average total loans                     $561,851                    $566,858
Average total interest-earning
 assets (a)                              652,020                     624,898
Average total assets                     706,827                     671,001
Average total interest-bearing deposits  485,406                     432,657
Average FHLB advances and other
 borrowings                               81,099                      99,124
Average shareholders' equity              87,547                      83,951

--------------------
(a)  Includes loans on non-accrual status





Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward-looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.